FOR IMMEDIATE RELEASE


NATUROL'S EXTRACTION TECHNOLOGY YIELDS UNIQUE PACLITAXEL FROM YEW TREES, THE PRINCIPAL SOURCE OF A MAJOR ANTI CANCER DRUG. Technology could enable Naturol to deliver high concentrate Taxanes to $1.6 billion cancer chemotherapy drug market.

June 25TH,ay 23rd, 2002, Las Vegas, Nevada - Coronado Explorations Ltd. (The Company) (OTC:BB-COOX) announced today that its wholly owned subsidiary Naturol Inc.'s (www.Naturol.net) development partner, the Prince Edward Island Food Technology Centre ("FTC") (www.gov.pe.ca/ftc) has successfully recovered high concentrations of Paclitaxel from Canadian Yew using Naturol's proprietary extraction technology. A provisional patent application has been filed to protect the unique extraction process which Naturol intends to use to produce and further purify Paclitaxel and other Taxane extracts recovered from Yew trees in Eastern Canada. Naturol Inc. An important aspect of this new technology , is its ability to produce new and and unique compositions of oils and protein isolates. is a wholly owned subsidiary of Coronado, and has been granted the exclusive North American license by Naturol U.K. Limited to develop and commercialise all the Naturol's extraction technologies.

Global sales of Paclitaxel in 2000 were estimated at $1.6 billion. The primary U.S. pharmaceutical containing Paclitaxel is TAXOL made by Bristol Myers Squibb. U.S. based generic manufacturers of Paclitaxel with FDA approval include Ivax, NaPro and Mylan.

Paclitaxel is recognised as one of the most important cancer chemotherapy drugs available. It is also one of the few major drugs that cannot be commercially synthesized and has to be extracted from natural sources. Naturol's breakthrough technology is likely to beneficially change the economics and methods of extracting Paclitaxel and other Taxanes from Yew trees - the world's most important source of these bio active compounds.

Paclitaxel presently has US FDA approval for use in treating breast and ovarian cancer, certain types of lung cancer and is a second line treatment for AIDS associated with Karposi Sarcoma. Many oncologists believe that Paclitaxel is also beneficial in treating other cancers not presently on the FDA approved list. Paclitaxel, along with other taxanes is recovered from the bark, needles, wood and roots of taxus plants commonly known as Yew. The Yew trees in Eastern Canada are unique in that they contain two to three times the world average concentration of Paclitaxel and other Taxanes and are an abundant resource and sustainably harvested.

It has been discovered that the Naturol extraction technology may be uniquely suited to the recovery of Paclitaxel, and other important Taxanes from the Canadian Yew. Because the Naturol process does not require the elevated temperatures conventionally used in drying Yew cuttings, (believed to destroy a significant portion of the Taxanes present in the fresh cut Yew needles and branches), enhanced recovery of Paclitaxel is anticipated.

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By using the Naturol extraction technology, the FTC has demonstrated the ability to produce extracts with a high concentration of Paclitaxel. The FTC and Naturol technical teams believe that through their ongoing development effort they will be able to increase this Paclitaxel concentration to at least a 30% level. These will be sold to FDA approved companies for further concentration and purification to 99.9% bulk Paclitaxel, then converted to pharmaceutical grade products.

Starting early 2003, Naturol plans to process 10 million pounds per year of freshly harvested Yew from five sites in Eastern Canada and recover Paclitaxel and other Taxanes in commercially acceptable concentrations. During 2003, Naturol projects revenues of as much as $9 million from the recovery of Paclitaxel and other Taxanes from Canadian Yew.

Naturol Inc is dedicated to becoming a global leader in the commercialization of technology for the production of low cost, high quality extracts from natural materials. Naturol's proprietary technologies offer a more benign and cost effective alternative to current extraction technologies for the production of quality extracts for use in the $2.4 billion dollar U.S. market for plant based pharmaceuticals, nutraceuticals, food additives, flavors and fragrances.

Forward Looking Statements. The statements in this press release, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to costs, delays, and any other difficulties, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereo or to reflect the occurrence of unanticipated events.

CONTACT:
Naturol Inc.
Isaac Moss
Tel: 702 450 1600
Fax: 702 450 5790